Exhibit 99.1

Vanda Pharmaceuticals Reports Fourth Quarter 2013 and Full Year 2013 Results

WASHINGTON – February 13, 2014 – Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders, today announced financial and operational results for the fourth quarter and full year ended December 31, 2013.

“The recent FDA approval of HETLIOZ™ marks an important advancement in the treatment of Non-24,” said Mihael H. Polymeropoulos, M.D., Vanda’s President and Chief Executive Officer. “We are excited by the opportunity to help Non-24 patients and are committed to providing much needed support and facilitating access to this new therapeutic option.”

Key Highlights:

•	On January 31, 2014, Vanda announced that the U.S. Food and Drug Administration (FDA) approved HETLIOZ™ (tasimelteon) 20mg capsules for the treatment of Non-24-Hour Sleep-Wake Disorder (Non-24). Non-24 affects the majority of totally blind individuals and it is estimated that approximately 80,000 Americans have the disorder.

•	HETLIOZ™ is the first and only FDA approved medication for Non-24. Vanda expects HETLIOZ™ to be available to patients in the second quarter of 2014.

•	Vanda is preparing to file a Marketing Authorization Application (MAA) for tasimelteon for the treatment of Non-24 with the European Medicines Agency (EMA) during 2014.

FULL YEAR 2013 REPORTED RESULTS

Total revenues for the full year 2013 were $33.9 million, compared to $32.7 million for 2012. Full year 2013 revenues included $7.1 million in Fanapt® royalties received from Novartis as compared to royalties of $5.9 million for the prior year. Both 2013 and 2012 revenues include $26.8 million recognized from the $200.0 million upfront payment previously received from Novartis for Fanapt® U.S. and Canadian rights.

Total operating expenses for 2013 were $54.3 million, compared to $61.0 million for 2012. Full year 2013 research and development expenses of $28.2 million included $3.5 million in milestone payments associated with the FDA acceptance of the HETLIOZ™ New Drug Application. The primary driver of the lower research and development expenses in 2013 as compared to $45.4 million in 2012 was the completion of the HETLIOZ™ Non-24 and Major Depressive Disorder efficacy studies. General and administrative expenses of $24.6 million for 2013 were $10.7 million higher than for 2012 and reflect the increased commercial activity in preparation for the launch of HETLIOZ™in the United States.

Vanda recorded a net loss of $20.3 million for 2013, compared to a net loss of $27.7 million for 2012. Diluted net loss per share for 2013 was $0.67, compared to a diluted net loss per share of $0.98 for 2012.

Cash, cash equivalents and marketable securities (Cash) were $130.4 million as of December 31, 2013.

FOURTH QUARTER 2013 REPORTED RESULTS

Total revenues for the fourth quarter of 2013 were $8.8 million, compared to $7.9 million for the fourth quarter of 2012. Fourth quarter 2013 revenues included $2.0 million in Fanapt® royalties received from Novartis as compared to royalties of $1.2 million for the fourth quarter of 2012.

Total operating expenses for the fourth quarter of 2013 were $16.5 million, compared to $14.3 million for the fourth quarter of 2012. Vanda recorded a net loss of $7.6 million for the fourth quarter of 2013, compared to a net loss of $6.4 million for the fourth quarter of 2012. Diluted net loss per share for the fourth quarter of 2013 and 2012 was $0.23 per share.

Full Year December 31, 2013 Key Financial Figures1

	Twelve Months Ended
($ in thousands, except per share amounts)	December 31 2013	December 31 2012	Change ($)	Change (%)
Total revenues	$33,879	$32,727	$1,152	4%
Research & development expenses	28,190	45,446	(17,256)	(38%)
General & administrative expenses	24,594	13,882	10,712	77%
Non-cash stock-based compensation[2]	4,604	4,094	510	12%
Net loss	(20,255)	(27,664)	7,409	27%

Diluted net loss per share	$(0.67)	$(0.98)	$0.31	32%

Fourth Quarter 2013 Key Financial Figures1

	Three Months Ended
($ in thousands, except per share amounts)	December 31 2013	September 30 2013	Change ($)	Change (%)
Total revenues	$8,783	$8,709	$74	1%
Research & development expenses	6,222	8,026	(1,804)	(22%)
General & administrative expenses	9,851	5,711	4,140	72%
Non-cash stock-based compensation[2]	1,283	1,539	(256)	(17%)
Net loss	(7,623)	(5,380)	(2,243)	(42%)

Diluted net loss per share	$(0.23)	$(0.17)	$(0.06)	(35%)

Select Cash Flow Data1

	Twelve Months Ended
($ in thousands)	December 31 2013	December 31 2012
Net cash provided by (used in)
Operating activities	$(39,592)	$(44,917)
Investing activities	(34,275)	45,754
Financing activities	49,859	12

Select Balance Sheet Data1

($ in thousands)	December 31 2013	September 30 2013	December 31 2012
Total cash and marketable securities	$130,350	$142,172	$120,403

(1) Unaudited

(2) Non-cash stock-based compensation is allocated to both Research & development and General & administrative expenses

OPERATIONAL HIGHLIGHTS

On January 31, 2014, Vanda announced that the FDA approved HETLIOZ™ (tasimelteon) 20mg capsules for the treatment of Non-24. HETLIOZ™ is the first FDA approved medication for Non-24. Non-24 was first described more than 60 years ago, and is a chronic, circadian rhythm disorder resulting from the misalignment of the endogenous master body clock to the 24-hour day, disrupting the sleep-wake cycle. Non-24 affects the majority of totally blind individuals and it is estimated that approximately 80,000 Americans have the disorder.

Vanda recorded full year 2013 revenue of $33.9 million including Fanapt® royalties of $7.1 million and $26.8 million in licensing revenue related to the amortization of the upfront payment received from Novartis for U.S. and Canadian commercial rights to Fanapt®. Fanapt® prescriptions, as reported by IMS, were approximately 43,400 for the fourth quarter of 2013. This represents a 1% decrease versus third quarter 2013 prescriptions and a 14% increase over fourth quarter 2012 Fanapt® prescriptions.

KEY 2014 CORPORATE ACTIVITIES

During fiscal 2014, Vanda expects to focus on the following corporate initiatives:

•	Commerical launch of HETLIOZ™ in the U.S., which is currently expected in the second quarter of 2014

•	File a MAA for tasimelteon for the treatment of Non-24 in the European Union

Full HETLIOZ™ Prescribing Information can be found at: www.hetlioz.com

CONFERENCE CALL

Vanda has scheduled a conference call for today, Thursday, February 13, 2014, at 10:00 AM ET. During the call, Vanda’s management will discuss the fourth quarter and full year 2013 financial results and other corporate activities. Investors can call 1-888-895-5271 (domestic) and 1-847-619-6547 (international) and use passcode 36518617. A replay of the call will be available beginning Thursday, February 13, 2014 at 12:30 PM ET and will be accessible until Thursday, February 20, 2014, at 11:59 PM ET. The replay call-in number is 1-888-843-7419 for domestic callers and 1-630-652-3042 for international callers. The access number is 36518617.

The conference call will be broadcast simultaneously on Vanda’s website, www.vandapharma.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary software or presentations. The call will also be archived on Vanda’s website for a period of 30 days.

ABOUT VANDA PHARMACEUTICALS INC.:

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “target,” “goal,” “likely,” “will,” “would,” and “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: Vanda’s ability to successfully commercialize HETLIOZ™ for the treatment of Non-24-Hour Sleep-Wake Disorder in the U.S., the regulatory status of tasimelteon in Europe, Vanda’s ability to successfully complete or achieve its 2014 commercial initiatives and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2012 which is on file with the SEC and available on the SEC’s website at www.sec.gov and Vanda’s annual report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

####

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
($ in thousands, except per share amounts)	December 31 2013	December 31 2012	December 31 2013	December 31 2012
Revenues:
Licensing agreement	$6,752	$6,752	$26,789	$26,789
Royalty revenue	2,031	1,168	7,090	5,938

Total revenues	8,783	7,920	33,879	32,727

Operating expenses:
Cost of sales	—	129	—	129
Research and development	6,222	10,617	28,190	45,446
General and administrative	9,851	3,225	24,594	13,882
Intangible asset amortization	377	377	1,495	1,495

Total operating expenses	16,450	14,348	54,279	60,952

Loss from operations	(7,667)	(6,428)	(20,400)	(28,225)
Other income	44	59	145	561

Loss before tax benefit	(7,623)	(6,369)	(20,255)	(27,664)
Tax benefit	—	—	—	—

Net loss	$(7,623)	$(6,369)	$(20,255)	$(27,664)

Net loss per share:
Basic	$(0.23)	$(0.23)	$(0.67)	$(0.98)

Diluted	$(0.23)	$(0.23)	$(0.67)	$(0.98)

Shares used in calculations of net loss per share:
Basic	33,283,705	28,233,409	30,351,353	28,228,409

Diluted	33,283,705	28,233,409	30,351,353	28,228,409

VANDA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in thousands)	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$64,764	$88,772
Marketable securities	65,586	31,631
Accounts receivable	2,031	1,168
Prepaid expenses and other current assets	2,703	3,967
Restricted cash, current	530	430

Total current assets	135,614	125,968

Property and equipment, net	2,198	2,348
Intangible asset, net	5,037	6,532
Restricted cash, non-current	500	600

Total assets	$143,349	$135,448

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$661	$287
Accrued liabilities	5,180	5,187
Deferred rent, current	221	—
Deferred revenues, current	26,789	26,789

Total current liabilities	32,851	32,263

Deferred rent, non-current	2,888	3,005
Deferred revenues, non-current	63,486	90,275

Total liabilities	99,225	125,543

Stockholders’ equity:
Common stock	33	28
Additional paid-in capital	355,432	300,974
Accumulated other comprehensive income	21	10
Accumulated deficit	(311,362)	(291,107)

Total stockholders’ equity	44,124	9,905

Total liabilities and stockholders’ equity	$143,349	$135,448

INVESTOR CONTACT:

Chad Rubin

Vice President

The Trout Group

(646) 378-2947

crubin@troutgroup.com

SOURCE Vanda Pharmaceuticals Inc.